SEPARATION AND RELEASE AGREEMENT

This **SEPARATION AND RELEASE AGREEMENT** ("Agreement") is entered into by and between **ANNETTE MATTHIES** ("Employee") and **ELICIO THERAPEUTICS, INC.** ("Elicio" or the "Company") (collectively, the "Parties").

RECITALS

A. Employee has been employed by the Company since January 13, 2021.

B. Employee has worked as Chief Business Officer ("CBO") overseeing the development and execution of corporate and business development strategy, academic collaboration, alliance management, and Company branding/PR.

C. Employee's employment with Elicio will terminate on October 5, 2023 (the "Separation Date").

D. Elicio and Employee signed an offer of employment dated January 12, 2021, under which Employee is entitled to certain separation benefits in the event of Employee's termination of employment without cause, subject to Employee signing a release of claims in exchange for signing, and Elicio desires to provide Employee with such separation benefits to which Employee is not otherwise entitled, conditioned upon the execution and non-revocation of this Agreement.

E. This Agreement is intended to fully and finally resolve any and all claims and disputes, known and unknown, that exist or might be claimed to exist by Employee against Elicio (including the "Released Parties" as defined in Paragraph 3 of this Agreement) including, but not limited to, claims of any nature that have been, or could have been, asserted that arise out of or relate to Employee's employment or any other event, transaction, or communication between Employee and Elicio or other Released Parties.

AGREEMENT

NOW, THEREFORE, in consideration of the covenants and mutual promises contained herein, the receipt and sufficiency of which is hereby acknowledged, the Parties, intending to be legally bound, hereby agree as follows:

1. CONSIDERATION TO EMPLOYEE. In consideration for Employee's execution of this Agreement, including the release of claims set forth in Paragraph 3, and other promises and covenants herein, Elicio agrees to provide payment and benefits to Employee as follows (each a "Separation Benefit" and collectively, the "Separation Benefits"):

1.1 *Compensation*. Elicio agrees to pay all applicable earned compensation due and owing to Employee as of the Separation Date on the next regular payroll date, or as otherwise required consistent with applicable law, whether or not Employee signs this Agreement. Additionally, whether or not Employee signs this Agreement, Employee will be reimbursed for all outstanding reasonable business expenses, if any, incurred up to and including the date of Employee's separation in accordance with the Company's reimbursement policy. All expense

reimbursements must be submitted for reimbursement along with relevant supporting documentation within thirty (30) days following the Separation Date.

1.2 *Base Salary Continuation*. Provided Employee signs and does not revoke this Agreement, and subject to the terms of this Agreement, Elicio agrees to pay Employee a gross amount of one hundred eighty-five thousand six hundred and forty dollars ($185,640.00), equivalent to continued base salary for six months following the Separation Date, payable in equal installments in accordance with the Company's normal payroll practices on the next reasonably practicable payroll date following the expiration of the revocation period herein, provided that the first installment of such payments shall include installment amounts otherwise scheduled to have be paid between the Separation Date and such first installment. This Separation Benefit shall be subject to all normal and standard federal, state, and local tax withholdings and shall be reported on an IRS Form W-2.

1.3 *Benefits*. Employee will be provided with an appropriate notification of Employee's right to continuation of health and welfare benefits pursuant to Consolidated Omnibus Budget Reconciliation Act ("COBRA") after the Separation Date and may elect to continue health and welfare benefits under COBRA whether or not Employee signs this Agreement. It is the Employee's responsibility to elect coverage. Provided Employee signs and does not revoke this Agreement, if Employee timely and properly elects continuation coverage under the Consolidated Omnibus Budget Reconciliation Act ("COBRA"), the Company will reimburse Employee's health and welfare benefits until the earliest of: (i) the six (6) month anniversary of the Separation Date; (ii) the date when Employee is no longer eligible to receive COBRA continuation coverage; and (iii) the date on which Employee becomes eligible to receive substantially similar coverage from another employer, which Employee must promptly notify the Company about by contacting Michael DiVecchia, SVP of Operations & Human Resources, at michael.divecchia@elicio.com. If Employee elects to continue COBRA after the period that Company has agreed to pay for COBRA, Employee will solely responsible for the cost of COBRA premiums.

2. VALUE OF BENEFITS. Employee acknowledges that the consideration set forth above in Paragraphs 1.2 and 1.3 is satisfactory and adequate in exchange for Employee's promises and release of claims contained herein. Employee further acknowledges that the consideration described above is more than the Company is required to provide under its normal policies, practices, or employee benefits plans and represents benefits to which Employee is not otherwise entitled. Employee understands that Employee will receive no payment or other consideration or benefits from the Company except as specifically provided herein. Employee acknowledges that as of the date Employee signs this Agreement and upon receipt of payment through the Separation Date, Employee will have been paid and/or received all compensation, wages, bonuses, commissions, and/or benefits which are due and payable as of the date Employee signs this Agreement. Employee expressly agrees the consideration identified above, both individually and collectively, are reasonable and sufficient for each and every single promise contained herein.

3. GENERAL RELEASE. Upon the Parties' execution of this Agreement, and in consideration for the other benefits described above and the promises contained herein, Employee hereby settles, waives, releases and discharges any and all claims, demands, actions or causes of action, known or unknown, which Employee has or may have against Elicio, any of its parent, sister, subsidiaries, affiliates, divisions, related companies, and any shareholders and each of their

respective current and former employees, directors, officers, shareholders, members, partners, agents, attorneys, insurers, or representatives (collectively, the "Released Parties"). This broad release includes, but is not limited to, claims arising from or related to Employee's employment and termination of employment with any and all Released Parties. Employee recognizes that by signing this Agreement, Employee may be giving up some claim, demand or cause of action, which Employee now may have, whether known or unknown.

This release includes, without limitation, any claims Employee may have that arise out of or are related to Employee's employment with Elicio or the termination of that employment, including, but not limited to: (a) any and all claims for wrongful discharge of employment; breach of contract, both express and implied; breach of a covenant of good faith and fair dealing, both express and implied; negligent or intentional infliction of emotional distress; negligent or intentional misrepresentation; negligent or intentional interference with contract or prospective economic advantage; defamation; duress; loss of consortium; invasion of privacy; negligence and/or any other common law or tort claims; (b) any and all claims for violation of any federal, state or municipal statute or ordinance, including, but not limited to: the Age Discrimination in Employment Act of 1967 ("ADEA"), as amended by the Older Workers Benefits Protection Act of 1990 ("OWBPA"), 29 U.S.C. § 621, et. seq.; the Employee Retirement Income Security Act of 1974, 29 U.S.C. § 1001, et. seq. (except that Employee is not waiving any claim for vested benefits under the Practice's employee benefit plans); the Family and Medical Leave Act, 29 U.S.C. § 2601, et. seq.; Title VII of the Civil Rights Act of 1964, 42 U.S.C. § 2000e, et. seq.; the Americans with Disabilities Act, 29 U.S.C. § 12101, et. seq.; the Fair Labor Standards Act, 29 U.S.C. § 201, et. seq.; the Worker Adjustment and Retraining Notification Act of 1988, 29 U.S.C. § 2101, et. seq. and any similar applicable state or local law governing mass layoffs; the Federal Rehabilitation Act of 1973, 29 U.S.C. § 701 et seq.; the Uniformed Services Employment and Reemployment Rights Act of 1994, 38 U.S.C. § 4301, et seq.; the National Labor Relations Act, 29 U.S.C. § 151 et seq.; the Labor Management Relations Act, 29 U.S.C. § 141 et seq.; federal, state, and local Occupational Safety and Health Laws; Section 1981 of Title 42 of the United States Code; the Families First Coronavirus Response Act ("FFCRA"); the Coronavirus Aid, Relief, and Economic Security Act; any local, state, or federal law arising from and/or enacted to address the COVID-19 virus; any claims arising under the Iowa Civil Rights Act of 1965, the Iowa Wage Payment Collection Law, and any claims in violation of the public policy of the state of Iowa; and any other federal, state or local laws or regulation(s) prohibiting employment discrimination or which otherwise regulate employment terms and conditions; (c) any claim for negligence, wrongful discharge, unfair treatment, defamation, breach of public policy, express or implied contract, or any other claims arising under common law which relate in any way to Employee's employment; (d) any and all claims for attorneys' fees and costs; and (e) any and all other claims for damages, including compensatory, consequential and punitive damages.

This is a general release and covers claims that Employee knows about presently and those that Employee may not know about up through the date of this Agreement. Elicio is not waiving its right to any restitution, recoupment or setoff against Employee which is permitted by law based on claims released herein. Nothing in this release shall affect a party's right to enforce the terms of this Agreement.

4. **EXCLUDED CLAIMS.** Notwithstanding the foregoing, nothing in this Agreement shall be construed as a release or waiver of Employee's right to enforce the terms of this Agreement. Notwithstanding the broad scope of the General Release, the General Release is not intended to bar any claims that, as a matter of law, whether by statute or otherwise, may not be waived, such as claims for workers' compensation benefits, unemployment insurance benefits, and violation of SEC rules. Nothing in this Paragraph or this Agreement shall prevent Employee from filing a charge with the United States Equal Employment Opportunity Commission (or similar state agency) or any other federal or state agency, or participating in any investigation conducted by the EEOC (or other federal or state agency), although any claims by Employee (or on Employee's behalf) for personal relief from Elicio including, without limitation, reinstatement or monetary damages, would be barred. Accordingly, Employee specifically understands that, in the event a complaint or charge is filed, Employee shall personally have no right to any relief whatsoever against Elicio, including having no right to reinstatement, monetary damages or attorneys' fees.

5. **PROMISE NOT TO SUE; OUTSTANDING OR FUTURE DISPUTES.** Employee confirms that Employee has not caused or permitted any charge, complaint, lawsuit, or any other action or proceeding whatsoever to be filed against the Company based on employment with the Company or the termination of that employment to date. Employee further promises never to file any claim, complaint, administrative action, demand for arbitration, or lawsuit against the Company or allow any other party acting on Employee's behalf to do so based on or asserting any claims relating to Employee's employment with the Company, Employee's separation from employment with the Company, or any of the claims released herein. If Employee files an action, lawsuit, or other proceeding in violation of this provision, or one is filed on Employee's behalf, Employee expressly waives the recovery of any damages from the Company in such an action and the Company will be entitled to recover from Employee the amount or value of the severance benefits herein and any attorneys' fees and costs incurred by the Company and/or its insurer(s) in defending such claims.

6. **RETURN OF COMPANY PROPERTY.** Employee certifies that she has returned, without copying or tampering, all property of the Company in her possession, custody, or control, regardless of its location, and including, but not limited to, all access cards and passwords, badge, keys, security cards, equipment, files, prospect information, customer lists and contact information, market analyses, reports, studies, database credentials, documents, notes, memoranda, emails, materials and copies thereof in hard copy, digital, or electronic format, and any proprietary or confidential information of the Company. Employee may retain her Company-issued laptop and monitor without cost, provided that (a) the Company will inspect the laptop and delete all Company property and information from such device; and (b) Employee otherwise will abide by all applicable Company processes to maintain the confidentiality of Company proprietary or confidential information.

7. **CONFIDENTIALITY.** Except to the extent required by applicable law, Employee agrees not to publicize the Agreement's terms or any negotiations, discussions or conversations leading to its terms, to any person, entity, or third party, other than, as applicable, Employee's spouse, attorneys, accountants, insurers, or any governmental authority, so long as those individuals or entities are also informed of and agree to the confidentiality of this Agreement. The parties acknowledge that the Company is required to publicly disclose this Agreement pursuant to the Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder. Employee acknowledges and agrees that this provision represents an important and material term of this Agreement, breach of which may entitle the Company to recover the

amount of the severance benefits in this Agreement and/or other damages from Employee. This confidentiality obligation does not prohibit or restrict Employee from initiating any communications with, or responding to any inquiry from, or providing testimony before any federal, state, or local regulatory authority, regarding this Agreement or its underlying facts or circumstances, to the extent required by law or legal process. Further, nothing herein prohibits Employee from disclosing any information or from making any disclosures or statements as permitted or required by applicable law, including, without limitation, information with respect to a sexual assault dispute or sexual harassment dispute.

8. NON-DISPARAGEMENT. Employee agrees that Employee will not in any manner whatsoever, directly or indirectly, disparage Elicio, including the Company's services, products, or any other aspect of the Company's business, any of its officers, directors, current or former employees, customers, vendors, suppliers, advisors or other third-party relationships, its reputation or operations in a manner reasonably calculated to harm the Company's reputation and reduce its income or make statements that are knowingly false or made with reckless disregard for the truth. This non-disparagement obligation expressly includes statements made on the internet (including, but not limited to, social networking websites such as Facebook, Glassdoor, Twitter, and LinkedIn) and statements made under a pseudonym. Nothing in this Paragraph shall have the purpose or effect of concealing the details relating to any claim or allegation of discrimination, retaliation, or harassment or is intended to or shall prohibit Employee from making statements or engaging in any activities protected by the National Labor Relations Act.

9. OLDER WORKERS BENEFIT PROTECTION ACT ACKNOWLEDGEMENT. The general release in Paragraph 3 of this Agreement includes a waiver of claims against the Released Parties under the ADEA and OWBPA. Therefore, pursuant to the requirements of those laws, Employee specifically acknowledges that:

9.1 Employee is and has been advised to consult with an attorney of Employee's choosing concerning this Agreement;

9.2 this Agreement is written in a manner Employee understands;

9.3 the consideration set forth above is adequate and sufficient in exchange for Employee entering into this Agreement and consists of benefits to which Employee is not otherwise entitled absent Employee signing this Agreement;

9.4 Employee has been afforded twenty-one (21) days to consider this Agreement before signing it, which Employee may or may not use, and understands that any changes to this Agreement subsequently agreed upon by the Parties, whether material or immaterial, do not restart this period for consideration;

9.5 Employee has been advised that for the seven (7) day period after Employee signs the Agreement, Employee may revoke Employee's acceptance of this Agreement by delivering written notice to Megan Filoon, General Counsel, at megan.filoon@elicio.com and that this Agreement shall not become effective or enforceable until after the revocation period has expired. If Employee revokes this Agreement, it shall be null and void, and the obligations or entitlements of both parties under the Agreement shall be null and void, and the Company shall

have no obligation to pay any amount the consideration set forth above in Paragraphs 1.2 and 1.3; and

9.6 Employee has signed this Agreement knowingly and voluntarily and understands that Employee is not waiving or releasing any claims that may arise after the date this Agreement is executed.

10. Acknowledgments and Affirmations. Employee acknowledges and affirms the following:

10.1 Employee has been paid, has received and/or is scheduled to receive pursuant to the terms of this Agreement: all compensation, wages, bonuses, commissions, paid time off, vacation time, and/or benefits to which Employee may be entitled and that Employee has been granted any leave to which Employee was entitled to under any applicable federal, state or local leave, sick time, or disability accommodation laws;

10.2 Employee has no known workplace injuries or occupational diseases;

10.3 Employee has not divulged any proprietary or confidential information of Elicio and will continue to maintain the confidentiality of such information consistent with the Company's policies. Employee further acknowledges and agrees to continue to abide by the post-employment obligations in Employee Confidentiality, Assignment, and Non-Solicitation Agreement by and between Employee and Elicio, executed on January 12, 2021, which shall continue following execution of this Agreement; and

10.4 Employee has not been retaliated against for reporting any allegations of wrongdoing by Elicio, its employees, or its directors.

11. No Future Employment. Employee understands, acknowledges, and agrees that Elicio has no obligation whatsoever to reinstate, reemploy, or rehire Employee to any position with the Company and that Employee agrees not to seek reinstatement, re-employment, or rehire with Elicio. If, through mistake or inadvertence or otherwise, Employee applies for employment with Elicio or the Released Parties, then Employee will withdraw Employee's application immediately upon notice without any recourse, legal or otherwise, and to the extent that Employee has been hired, Employee will resign immediately upon notice without any recourse, legal or otherwise. Employee further agrees that this Paragraph shall constitute good cause for any future employment, assignment, or application contrary to these terms to be denied or terminated. Employee waives any right to receive any damages for any claim Employee might otherwise have from the denial or termination of such future employment. Employee acknowledges and agrees that any actions taken pursuant to this Paragraph cannot be used to, and shall not, establish the existence of or constitute any retaliation by Elicio or the Released Parties.

12. No Admission of Wrongdoing. Nothing in this Agreement may be used or construed as an admission of liability, wrongdoing, or violation of any law by the Company or any of the Released Parties. This Agreement shall not be offered or received into evidence in any action or proceeding in any court, agency, or other tribunal as an admission or concession of

wrongdoing or liability of any nature on the part of the Company or any of the Released Parties. This Agreement may be submitted into evidence only in an action to enforce its terms.

13. Tax Consequences. The parties intend all payments and benefits made under this Agreement to be exempt from, or compliant with, the requirements of Section 409A of the Internal Revenue Code of 1986, as amended, including regulations and other guidance thereunder and any state law of similar effect (collectively, "Section 409A"). The intent is that none of these payments or benefits will be subject to the adverse tax penalties imposed under Section 409A, and any ambiguities in this Agreement will be interpreted to be so exempt or to so comply. Notwithstanding the foregoing, Employee understands that in no event will the Company reimburse the Employee for any taxes or other penalties that may be imposed on Employee as a result of Section 409A. Employee further agrees that Employee is solely responsible for the tax consequences of payment of the Separation Benefits, including for reporting such to local, state, and federal tax authorities and for any and all taxes, deductions, or withholdings owed on the Separation Benefits. Employee agrees to indemnify and hold harmless the Company from any taxes, interest, costs, liabilities, demands, assessments, or penalties arising from any tax consequences or deficiencies in tax withholdings or tax payments on the Separation Benefits.

14. Cooperation with the Company. Employee will, upon reasonable notice, cooperate fully with the Company and with any legal counsel, expert, or consultant it may retain to assist it in connection with any transition of knowledge, judicial proceeding, arbitration, administrative proceeding, governmental investigation or inquiry, or internal audit in which the Company may be or become involved.

15. Entire Agreement; Modification. This Agreement is the entire understanding between the Parties with respect to the subject matter hereof. Any prior agreements or understandings between the Parties are hereby terminated and shall have no other force or effect, except for any post-employment obligations outlined herein or in other applicable agreements, including the Employee Confidentiality, Assignment, and Non-Solicitation Agreement, which shall remain in full force and effect. This Agreement may be modified only upon written agreement among the Parties. Nothing herein shall excuse Employee from complying with, or limit in any way Employee's obligation under, any policy or agreement with Elicio regarding trade secrets, confidential or proprietary information, intellectual property, or other restrictive covenants.

16. Effective Date. This Agreement will be effective when fully and finally executed by both Parties and the revocation period in Paragraph 9 above has expired without Employee exercising Employee's right of revocation.

17. Execution in Counterparts. This Agreement may be executed in one or more counterparts, each of which will be deemed an original. Signatures on this Agreement may be transmitted by scanned copies and transmitted by email.

18. Governing Law. The Parties agree that this Agreement shall in all respects be interpreted, enforced and governed under the laws of Delaware. Any action arising out of or relating to this Agreement or Employee's employment or termination of employment with Elicio shall be exclusively brought in and enforced in any federal or state court of competent jurisdiction

in the state of Delaware, and the Parties consent to the personal jurisdiction and venue of these courts.

19. SEVERABILITY. If any term or provision other than Paragraphs 3, 5, and 10-11 of this Agreement is invalidated or not enforced under applicable law, this shall not affect the validity or enforceability of the remaining provisions of this Agreement. To the extent any provision of this Agreement is unenforceable because it is deemed overbroad, the provision shall be applied and enforced in a more limited manner to the fullest extent permissible under the applicable law.

20. MISCELLANEOUS. Unless the context otherwise requires, when used in this Agreement, the singular shall include the plural, the plural shall include the singular, and all nouns, pronouns and any variations thereof shall be deemed to refer to the masculine, feminine or neuter, as the identity of the person or persons may require.

21. EMPLOYEE FREELY AND KNOWINGLY, AND AFTER DUE CONSIDERATION, ENTERS INTO THIS AGREEMENT INTENDING TO WAIVE, SETTLE AND RELEASE ALL CLAIMS EMPLOYEE HAS OR MIGHT HAVE AGAINST RELEASED PARTIES.

AGREED:

Date: 10/17/2023

Annette Matthies

ANNETTE MATTHIES

Date: 19-Oct-2023

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AUTHORIZED REPRESENTATIVE OF ELICIO THERAPEUTICS, INC.